EXHIBIT 4.10.1

CHESAPEAKE ENERGY CORPORATION

and

the Subsidiary Guarantors named herein

6.25% SENIOR NOTES DUE 2018

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF NOVEMBER 14, 2005

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Trustee

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of November 14, 2005, is among Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), each of the parties identified under the caption “Subsidiary Guarantors” on the signature page hereto (the “Subsidiary Guarantors”) and The Bank of New York Trust Company, N.A., as Trustee.

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors a party thereto and the Trustee entered into an Indenture, dated as of June 20 2005, (the “Indenture”), pursuant to which the Company has originally issued $600,000,000 in principal amount of 6.25% Senior Notes due 2018 (the “Notes”); and

WHEREAS, Section 9.01(3) of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture without notice to or consent of any Holder to reflect: (a) the addition of any Subsidiary Guarantor, as provided for in the Indenture, and (b) the release of any Subsidiary Guarantor as provided for in the Indenture; and

WHEREAS, the Board of Directors of the Company has designated Chesapeake Appalachia, L.L.C., Columbia Natural Resources, L.L.C., Columbia Energy Resources, L.L.C., and Hawg Hauling & Disposal, L.L.C. as Restricted Subsidiaries of the Company and desires to add the entities as Subsidiary Guarantors under the Indenture; and

WHEREAS, the Company has taken all actions required to effect the release, pursuant to Sections 10.02 and 10.04 of the Indenture, of Chesapeake Permian Acquisition, L.L.C. (“Permian”), an Oklahoma limited liability company as a Subsidiary Guarantor;

WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company, of the Subsidiary Guarantors and of the Trustee necessary to make this First Supplemental Indenture a valid instrument legally binding on the Company, the Subsidiary Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Subsidiary Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This First Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This First Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Subsidiary Guarantors and the Trustee.

ARTICLE 2

Section 2.01. From this date, in accordance with Section 10.03 of the Indenture and by executing this First Supplemental Indenture, Columbia Natural Resources, L.L.C., Columbia Energy Resources, L.L.C., and Hawg Hauling & Disposal, L.L.C., all Delaware limited liability companies, and Chesapeake Appalachia, L.L.C., an Oklahoma limited liability company are subject to the provisions of the Indenture as Subsidiary Guarantors to the extent provided for in Article Ten thereunder.

ARTICLE 3

Section 3.01. As a result of the merger of Permian with and into Chesapeake Permian, L.P., an Oklahoma limited partnership (“CPLP”), which constitutes a merger with a Subsidiary Guarantor under Section 10.02(a) of the Indenture, Permian shall for all purposes be released as a Subsidiary Guarantor from all of its Guarantees and related obligations in the Indenture, pursuant to Section 10.04 of the Indenture. The notation on the Securities relating to the Guarantee shall be deemed to exclude the name of Permian; and the signature of an Officer of Permian.

Section 3.02. As the surviving entity in its merger with Permian and a Subsidiary Guarantor, CPLP hereby agrees to assume all of the obligations of Permian.

ARTICLE 4

Section 4.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 4.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 4.03. The Company hereby notifies the Trustee that Chesapeake Appalachia, L.L.C., Columbia Natural Resources, L.L.C., Columbia Energy Resources, L.L.C., and Hawg Hauling & Disposal, L.L.C. have been designated by the Board of Directors of the Company as Restricted Subsidiaries (as that term is defined in the Indenture).

Section 4.04. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS FIRST SUPPLEMENTAL INDENTURE.

Section 4.05. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

/s/ Aubrey K. McClendon
Aubrey K. McClendon

Chief Executive Officer of the Company and of the Subsidiaries listed below:

Corporate Subsidiaries:

CHESAPEAKE EAGLE CANADA CORP.
CHESAPEAKE ENERGY LOUISIANA CORPORATION
CHESAPEAKE PRH CORP.
CHESAPEAKE SOUTH TEXAS CORP.
NOMAC DRILLING CORPORATION
OXLEY PETROLEUM CO.

CHESAPEAKE OPERATING, INC.,
On behalf of itself and, as general partner, the following limited partnerships:

CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
CHESAPEAKE LOUISIANA, L.P.
CHESPEAKE NFW, L.P.
CHESAPEAKE PERMIAN, L.P.
CHESAPEAKE SIGMA, L.P.
CHESAPEAKE-STAGHORN ACQUISITION, L.P.
CHESAPEAKE ZAPATA, L.P.

CHESAPEAKE ENERGY MARKETING, INC.,
On behalf of itself and, as general partner, the following limited partnerships:

MIDCON COMPRESSION, L.P.

Limited Liability Company Subsidiaries:

CHESAPEAKE APPALACHIA, L.L.C.
COLUMBIA NATURAL RESOURCES, L.L.C.
COLUMBIA ENERGY RESOURCES, L.L.C.
HAWG HAULING & DISPOSAL, L.L.C.
CARMEN ACQUISITION, L.L.C.
CHESAPEAKE ACQUISITION, L.L.C.
CHESAPEAKE ENO ACQUISITION, L.L.C.

CHESAPEAKE EP, L.L.C.
CHESAPEAKE LAND COMPANY, L.L.C.
CHESAPEAKE ORC, L.L.C.
CHESAPEAKE ROYALTY, L.L.C.
GOTHIC PRODUCTION, L.L.C.
JOHN C. OXLEY, L.L.C.
MC MINERAL COMPANY, L.L.C.
MAYFIELD PROCESSING, L.L.C.

TRUSTEE:

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Linda Garcia
Name:	Linda Garcia
Title:	Assistant Vice President